Exhibit 99.1

NEWS RELEASE

Tops Markets, LLC, PO Box 1027, Buffalo, NY 14240-1027

For more information contact:
David Langless, EVP & Chief Financial Officer
Phone: (716) 635-5000
Email: dlangless@topsmarkets.com

FOR IMMEDIATE RELEASE

Tops Holding II Corporation Reports Third Quarter Results

WILLIAMSVILLE, NY, November 8, 2016 – Tops Holding II Corporation (“Tops” or the “Company”), the indirect parent of Tops Markets, LLC (“Tops Markets”), a leading supermarket retailer in Upstate New York, Northern Pennsylvania, Western Vermont and North Central Massachusetts, today reported financial results for the third quarter ended October 8, 2016.

Third Quarter 2016 Performance

•	Inside sales increased $15.3 million to $537.7 million
•	Same store sales down 2.9% reflecting industrywide effect of food cost deflation
•	Acquired seven supermarkets located in Eastern and Central New York State and North Central Massachusetts

“We continued to build the Tops franchise and brand in the quarter with the acquisition of seven stores and the launch of an expanded and revitalized portfolio of Tops Brand products,” commented Frank Curci, Tops Chairman and CEO.  “The stores we acquired in Eastern New York and North central Massachusetts strengthened and expanded our geographic footprint and are expected to be highly accretive and improve operating leverage once rebranding is completed and merchandising programs are up and running in the latter part of the fourth quarter and into 2017.”

“In September, we launched the revitalization of Tops Brand products that covers thousands of food items and household products, many reformulated with cleaner, simpler ingredients, and in new, more attractive packaging.  We look for this major rebranding initiative to be a driver of sales and margin growth and build on our success in taking share across our footprint where we have made strong gains over the last year.”

Mr. Curci added, “Our third quarter sales continued to be affected by persistent food cost deflation, particularly in meat and dairy categories, which is a challenge that the entire supermarket industry is facing.  We also contended with a number of atypical expenses in the quarter that masked some of our gains.  We expect the recent expansion of our store network and the exciting sales driving initiatives currently underway to have a measurable positive impact in 2017.”

Tops Holding II Corporation Third Quarter 2016 Results

November 8, 2016

Fiscal 2016 Third Quarter Results (Narrative compares with prior-year period unless otherwise noted)

($ in thousands)

	12-week periods ended
	October 8, 2016	October 3, 2015	$ Change	% Change
Inside sales	$537,748	$522,469	$15,279	2.9%
Fuel sales	31,005	38,275	(7,270)	(19.0)%
Net sales	568,753	560,744	8,009	1.4%
Gross profit	$168,409	$165,424	$2,985	1.8%
Gross profit margin	29.6%	29.5%
Operating income	$6,306	$13,857	$(7,551)	(54.5)%
Operating margin	1.1%	2.5%
Net loss	$(12,724)	$(5,162)	$(7,562)	(146.5)%

Inside sales increased with the addition of 12 acquired and new supermarkets since September 2015, contributing $28.6 million of incremental sales.  The Company had 172 total corporate supermarkets at the end of the quarter.  Same store sales declined 2.9% due to food cost deflation in certain categories, including meat and dairy, combined with competitive pressure to respond with lower prices, as well as lower traffic and weakness in consumer spending levels.  The decrease in fuel sales was attributable to a 14.6% decline in the average retail price paid per gallon and a 5.1% net decrease in gallons sold, primarily attributable to the timing of promotional gas rewards redemption weeks. As of October 8, 2016, 52 corporate fuel stations were in operation.

Gross profit margin was up 10 basis points, as a more favorable product mix from a smaller proportion of relatively lower margin fuel sales was largely offset by an increase in distribution costs.  The increase in distribution costs reflects $1.2 million of one-time expenses from the relocation to a new freezer warehouse facility in August 2016.

Total operating expenses were $162.1 million, up $10.5 million, and as a percentage of net sales, increased 150 basis points to 28.5%.  The acquired and new locations drove many operating expense lines higher.  Administrative expenses were up $4.1 million, which reflects transaction-related costs of $2.5 million and incremental legal and professional fees of $2.3 million related to the ongoing dispute and associated arbitration proceeding with the New York State Teamsters Conference Pension and Retirement Fund, partially offset by lower performance based compensation expenses.

To provide investors with greater understanding of the Company’s operating performance, in addition to reporting results in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Tops provides supplemental reporting on EBITDA and Adjusted EBITDA, both non-GAAP measures.  Third quarter Adjusted EBITDA was $31.7 million compared with $32.3 million in the prior-year quarter.

See “Non-GAAP Financial Measures” below for a discussion of EBITDA and Adjusted EBITDA, and the attached table for a reconciliation to GAAP net loss.

Tops Holding II Corporation Third Quarter 2016 Results

November 8, 2016

Fiscal 2016 40-Week Period Results (Narrative compares with prior-year period unless otherwise noted)

($ in thousands)

	40-week periods ended
	October 8, 2016	October 3, 2015	$ Change	% Change
Inside sales	$1,770,861	$1,743,741	$27,120	1.6%
Fuel sales	101,217	125,764	(24,547)	(19.5)%
Net sales	1,872,078	1,869,505	2,573	0.1%
Gross profit	$559,122	$549,978	$9,144	1.7%
Gross profit margin	29.9%	29.4%
Operating income	$33,001	$52,414	$(19,413)	(37.0)%
Operating margin	1.8%	2.8%
Net loss	$(30,755)	$(46,835)	$16,080	34.3%

Inside sales increased due to the $57.9 million incremental contribution from 14 acquired and new supermarkets since May 2015, partially offset by a $2.4 million reduction in pharmacy sales from the January 2015 closure of 27 in-store pharmacies.  Same store sales decreased by 1.8% due to food cost deflation, as well as lower traffic and weakness in consumer spending levels.  Fuel sales were negatively impacted by a 17.7% decrease in the average retail price paid per gallon and a 2.2% net decrease in gallons sold.

Gross profit margin increased 50 basis points, largely due to product mix and decreased distribution costs as a result of savings associated with the amendment of certain operating terms of the Company’s agreement with C&S Wholesale Grocers, Inc., our procurement agent.

Lower operating income reflects a number of atypical items, including an $11.0 million gain in the 2015 first quarter from the sale of pharmacy assets, a $2.1 million non-cash impairment charge in the 2016 period, and $4.5 million of incremental legal and professional fees in 2016.  The improvement in net loss primarily reflects the debt extinguishment costs in the 2015 second quarter related to last year’s debt refinancing.

For the 40-week period ended October 8, 2016, Adjusted EBITDA was $105.4 million, up $3.0 million, or 2.9%.

Balance Sheet Highlights

Cash and cash equivalents were $31.4 million at October 8, 2016 compared with $35.6 million at
January 2, 2016.  Cash provided by operating activities during the 2016 40-week period was
$28.6 million, a decrease of $25.3 million from the prior-year period.  The decrease in cash generated reflects a change in working capital, particularly a larger decrease in accrued expenses due to bonus payments in 2016 related to 2015 and an increase in inventory for new locations and to replenish lower than normal inventory levels at 2015 year-end.

Cash provided by operating activities supported growth initiatives, including $17.4 million for the seven supermarkets acquired in the quarter and $25.0 million in capital expenditures during the 2016 40-week period that were largely related to new store openings, store remodels and maintenance activities.  The Company anticipates investing between $40 million and $45 million in capital expenditures in 2016, including the non-inventory purchase prices of stores acquired in the 2016 third quarter.

Tops Holding II Corporation Third Quarter 2016 Results

November 8, 2016

As of October 8, 2016, exclusive of the discount on the 2018 Notes and deferred financing fees, total debt including capital leases was $865.7 million compared with $848.3 million at 2015 year-end.  The unused availability under the Company’s revolving credit facility was $32.7 million after giving effect to the borrowing base calculation, $22.8 million of letters of credit outstanding and $69.5 million of borrowings outstanding.

Tops expects that cash generated from operations and availability under the revolving credit facility will provide sufficient liquidity to fund debt service requirements, investments in working capital, capital expenditures, acquisitions and other cash requirements for at least the next twelve months.

Conference Call Details

Tops will host a conference call on Wednesday, November 9, 2016, beginning at 11:00 a.m. Eastern Time.  During the call, management will review the financial and operating results for the third quarter, and discuss Tops’ corporate strategy and outlook.  A question-and-answer session will follow.  The conference call can be accessed by dialing (201) 689-8560.

A telephonic replay will be available from 2:00 p.m. ET the day of the teleconference until Wednesday,
November 23, 2016.  To listen to the replay, dial (412) 317-6671 and enter replay pin number 13647834.

About Tops Holding II Corporation

Tops is the parent of Tops Holding LLC and the indirect parent of Tops Markets, LLC, which is headquartered in Williamsville, NY, and operates 172 corporate full-service supermarkets including
171 under the Tops banner and one under the Orchard Fresh banner, with an additional five supermarkets operated by franchisees under the Tops banner.  Tops employs approximately 15,000 associates, and is a leading full-service grocery retailer in New York, Northern Pennsylvania, Western Vermont and North Central Massachusetts.  Tops’ strategy is to build on its solid market share in the areas it operates by continuing to differentiate itself from competitors by offering quality products at affordable prices with superior customer service and by remaining an integral part of the community.

For more information about Tops Markets, visit the Company's website at www.topsmarkets.com.

Safe Harbor Statement

The information made available in this news release contains forward-looking statements, which are generally statements about future events, plans, objectives and performance.  Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements.  Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict.  Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, occur, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.  Important factors relating to these risks and uncertainties include, but are not limited to the following:

•	current economic conditions and the impact on consumer demand and spending and our pricing strategy;
•	pricing and market strategies, the expansion, consolidation and other activities of competitors, and our ability to respond to the promotional practices of competitors;
•	our ability to effectively increase or maintain our profit margins;
•	the success of our store acquisition, construction and remodel programs;
•	fluctuations in utility, fuel and commodity prices which could impact consumer spending and

Tops Holding II Corporation Third Quarter 2016 Results

November 8, 2016

buying habits and the cost of doing business;
•	risks inherent in our fuel station operations;
•	our exposure to local economies and other adverse conditions due to our geographic concentration;
•	risks of natural disasters and severe weather conditions;
•	supply problems with our suppliers and vendors;
•	our relationships with our unions and unionized employees, the terms of future collective bargaining agreements or labor strikes;
•	increased operating costs resulting from increases in the minimum wage, rising employee benefit costs or pension funding obligations;
•	changes in, or the failure or inability to comply with, laws and governmental regulations applicable to the operation of our pharmacy and other businesses;
•	the adequacy of our insurance coverage against claims of our customers in connection with our pharmacy services;
•	estimates of the amount and timing of payments under our self-insurance policies;
•	risks of liability under environmental laws and regulations;
•	our ability to maintain and improve our information technology systems;
•	events that give rise to actual or potential food contamination, drug contamination or food-borne illness or any adverse publicity relating to these types of concerns, whether or not valid;
•	threats or potential threats to security;
•	our ability to retain key personnel;
•	risks of data security breaches or losses of confidential customer information;
•	risks relating to our substantial indebtedness;
•	claims or legal proceedings against us; and
•	other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for Fiscal 2015.

We caution that investors should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made.  We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, we provide information regarding EBITDA and Adjusted EBITDA.  We define EBITDA as earnings before interest, taxes, depreciation and amortization.  We define Adjusted EBITDA as EBITDA adjusted to exclude certain non-cash items and items that are not indicative of our core operating performance including such items as LIFO inventory valuation adjustments, share-based compensation expense, legal and professional fees related to unusual or non-recurring matters, impairment, debt extinguishment costs, gains or losses on asset sales outside the normal course of business, and costs directly associated with sizable acquisitions.  We use EBITDA and Adjusted EBITDA to evaluate our operating performance and liquidity, and they are among the primary measures used by management for planning and forecasting for future periods.  We believe the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and, with respect to EBITDA, makes it easier to compare our results with other companies that have different financing and capital structures.  See the last page of this release for a reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, which we believe is net loss.

FINANCIAL TABLES FOLLOW.

Tops Holding II Corporation Third Quarter 2016 Results

November 8, 2016

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	12-week periods ended
	October 8, 2016	October 3, 2015	$ Change	% Change
Net sales	$568,753	$560,744	$8,009	1.4%
Cost of goods sold	(388,758)	(386,195)	(2,563)	(0.7)%
Distribution costs	(11,586)	(9,125)	(2,461)	(27.0)%
Gross profit	168,409	165,424	2,985	1.8%

Operating expenses:
Wages, salaries and benefits	(84,725)	(80,354)	(4,371)	(5.4)%
Selling and general expenses	(28,352)	(27,459)	(893)	(3.3)%
Administrative expenses (inclusive of share- based compensation expense of $(39) and $53)	(21,923)	(17,842)	(4,081)	(22.9)%
Rent expense, net	(7,004)	(6,292)	(712)	(11.3)%
Depreciation and amortization	(14,968)	(14,719)	(249)	(1.7)%
Advertising	(5,140)	(4,901)	(239)	(4.9)%
Total operating expenses	(162,112)	(151,567)	(10,545)	(7.0)%
Operating income	6,297	13,857	(7,560)	(54.6)%
Interest expense, net	(18,581)	(18,619)	38	0.2%
Loss before income taxes	(12,284)	(4,762)	(7,522)	(158.0)%
Income tax expense	(449)	(400)	(49)	(12.3)%
Net loss	$(12,733)	$(5,162)	$(7,571)	(146.7)%

Tops Holding II Corporation Third Quarter 2016 Results

November 8, 2016

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	40-week periods ended
	October 8, 2016	October 3, 2015	$ Change	% Change
Net sales	$1,872,078	$1,869,505	$2,573	0.1%
Cost of goods sold	(1,279,910)	(1,284,579)	4,669	0.4%
Distribution costs	(33,046)	(34,948)	1,902	5.4%
Gross profit	559,122	549,978	9,144	1.7%

Operating expenses:
Wages, salaries and benefits	(277,117)	(272,581)	(4,536)	(1.7)%
Selling and general expenses	(92,088)	(91,809)	(279)	(0.3)%
Administrative expenses (inclusive of share- based compensation expense of $88 and $177)	(65,971)	(58,844)	(7,127)	(12.1)%
Rent expense, net	(22,110)	(20,863)	(1,247)	(6.0)%
Depreciation and amortization	(49,601)	(47,891)	(1,710)	(3.6)%
Advertising	(17,158)	(16,590)	(568)	(3.4)%
Impairment	(2,076)	—	(2,076)	N/A
Gain on sale of assets	—	11,014	(11,014)	(100.0)%
Total operating expenses	(526,121)	(497,564)	(28,557)	(5.7)%
Operating income	33,001	52,414	(19,413)	(37.0)%
Loss on debt extinguishment	—	(34,503)	34,503	100.0%
Interest expense, net	(62,035)	(63,404)	1,369	2.2%
Loss before income taxes	(29,034)	(45,493)	16,459	36.2%
Income tax expense	(1,721)	(1,342)	(379)	(28.2)%
Net loss	$(30,755)	$(46,835)	$16,080	34.3%

Tops Holding II Corporation Third Quarter 2016 Results

November 8, 2016

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	October 8, 2016	January 2, 2016
Assets
Current assets:
Cash and cash equivalents	$31,377	$35,557
Accounts receivable, net	69,836	68,198
Inventory, net	163,628	141,223
Prepaid expenses and other current assets	16,700	16,857
Total current assets	281,541	261,835
Property and equipment, net	350,117	369,446
Goodwill	219,828	213,096
Intangible assets, net	170,237	173,730
Other assets	17,321	11,547
Total assets	$1,039,044	$1,029,654

Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable	$88,223	$81,812
Accrued expenses and other current liabilities	105,541	96,757
Current portion of capital lease obligations	9,447	8,566
Current portion of long-term debt	2,126	2,075
Total current liabilities	205,337	189,210
Capital lease obligations	137,086	143,122
Long-term debt, net	705,756	681,372
Other long-term liabilities	50,594	44,680
Non-current deferred tax liabilities	45,057	43,694
Total liabilities	1,143,830	1,102,078

Common stock ($0.001 par value; 300,000 authorized shares, 126,560 shares issued and 126,559 shares outstanding as of October 8, 2016 and January 2, 2016)	—	—
Treasury stock (at cost; 1 share as of July 16, 2016 and January 2, 2016)	(1)	(1)
Paid-in capital	6,367	7,974
Accumulated deficit	(109,547)	(78,792)
Accumulated other comprehensive loss, net of tax	(1,605)	(1,605)
Total shareholders' deficit	(104,786)	(72,424)
Total liabilities and shareholders' deficit	$1,039,044	$1,029,654

Tops Holding II Corporation Third Quarter 2016 Results

November 8, 2016

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	40-week periods ended
	October 8, 2016	October 3, 2015
Cash flows provided by operating activities:
Net loss	$(30,755)	$(46,835)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	58,850	57,179
Impairment	2,076	—
Amortization of deferred financing costs	1,770	2,618
Deferred income taxes	1,363	1,334
Straight-line rent adjustment	759	775
LIFO inventory valuation adjustments	241	661
Share-based compensation expense	88	177
Loss on debt extinguishment	—	34,503
Gain on sale of assets	—	(11,014)
Other	75	490
Changes in operating assets and liabilities:
Increase in accounts receivable	(1,638)	(6,234)
Increase in inventory, net	(17,640)	(1,341)
Decrease (increase) in prepaid expenses and other current assets	236	(2,382)
Increase in other assets	(5,774)	—
Increase (decrease) in accounts payable	8,535	(537)
Increase in accrued expenses and other current liabilities	7,509	22,684
Increase in other long-term liabilities	2,905	1,846
Net cash provided by operating activities	28,600	53,924
Cash flows used in investing activities:
Cash paid for property and equipment	(25,035)	(30,692)
Acquisition of supermarkets	(17,409)	—
Cash proceeds from sale of assets	413	11,255
Net cash used in investing activities	(42,031)	(19,437)
Cash flows provided by (used in) financing activities:
Borrowings on 2017 ABL Facility	695,600	353,966
Repayments on 2017 ABL Facility	(672,800)	(374,466)
Principal payments on capital leases	(7,052)	(6,680)
Repayments of long-term debt borrowings	(2,990)	(521,480)
Dividends to Tops MBO Corporation	(2,015)	(775)
Change in bank overdraft position	(1,818)	(223)
Capital contribution	326	—
Proceeds from long-term debt borrowings	—	560,000
Debt extinguishment costs paid	—	(24,290)
Deferred financing costs paid	—	(10,593)
Purchase of treasury stock	—	(1)
Net cash provided by (used in) financing activities	9,251	(24,542)
Net (decrease) increase in cash and cash equivalents	(4,180)	9,945
Cash and cash equivalents–beginning of period	35,557	26,316
Cash and cash equivalents–end of period	$31,377	$36,261

Tops Holding II Corporation Third Quarter 2016 Results

November 8, 2016

TOPS HOLDING II CORPORATION

RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA

(Dollars in thousands)

(Unaudited)

	12-week periods ended		40-week periods ended
	October 8, 2016	October 3, 2015	October 8, 2016	October 3, 2015
Net loss	$(12,733)	$(5,162)	$(30,755)	$(46,835)
Depreciation and amortization	17,719	17,685	58,850	57,179
Interest expense	18,581	18,619	62,035	63,404
Income tax expense	449	400	1,721	1,342
EBITDA	24,016	31,542	91,851	75,090
Impairment (a)	—	—	2,076	—
Teamsters arbitration legal and professional fees (b)	2,714	449	5,244	731
Store integration costs (c)	1,892	—	2,105	—
Freezer transition costs (d)	1,176	—	1,187	—
Unsuccessful acquisition transaction costs (e)	1,723	—	1,723	—
LIFO inventory valuation adjustments (f)	(54)	236	241	661
Share-based compensation expense (g)	(39)	53	340	177
Loss on debt extinguishment (h)	—	—	—	34,503
Gain on sale of assets (i)	—	—	—	(11,014)
Other (j)	243	46	589	2,191
Total adjustments to EBITDA	7,655	784	13,505	27,249
Adjusted EBITDA	$31,671	$32,326	$105,356	$102,339

Notes:

(a)

As the expected future cash flows associated with one supermarket location were insufficient to recover that location’s aggregate net book value of long-lived assets, the net book values of leasehold improvements and equipment assets were written down to fair value.

(b)	Legal and professional fees related to the dispute and associated arbitration with the New York State Teamsters Conference Pension and Retirement Fund.
(c)	Costs associated with the integration of the six stores acquired in Eastern New York and North Central Massachusetts.
(d)	Costs related to the relocation of the Company’s freezer warehouse.
(e)	Transaction costs incurred in connection with an unsuccessful acquisition.
(f)

Eliminates the non-cash impact of last-in, first-out (“LIFO”) accounting, which represents the difference between certain inventories valued under the first-in, first-out (“FIFO”) inventory method and the LIFO inventory method.

(g)	Compensation costs related to stock option grants.
(h)

Expenses primarily incurred in connection with the tender offer for, and redemption of the balance of, the Company’s $460 million senior secured notes due 2017 and the partial tender offer for $60.0 million of the $150.0 million outstanding senior secured notes due 2018.

(i)

During January 2015, the Company sold pharmacy scripts and inventory related to 27 of its in-store pharmacy locations for cash proceeds of $14.9 million. The Company recognized a resulting gain on sale of assets of $11.0 million, net of the carrying value of sold inventory of $3.2 million and direct selling expenses of $0.7 million.

(j)

Other items not related to continuing operations.  The amount for the 40-week period of 2015 includes $1.0 million of severance and other costs associated with the closure of 27 in-store pharmacies in January 2015.